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                                                                    EXHIBIT 20.1



CONTACT:
        Tom Steinbauer
        Senior Vice President, Chief Financial Officer
        Ameristar Casinos
        702-567-7037

                   AMERISTAR CASINOS EXTENDS DEBT TENDER OFFER

LAS VEGAS, NEV., DEC. 18, 2000 - Ameristar Casinos, Inc. announced today that it has extended the expiration date of its previously announced tender offer (the "Tender Offer") for all of its 10 1/2 percent Senior Subordinated Notes due 2004, Series B (the "Notes"). The purpose of this extension is to facilitate the closing of Ameristar Casinos' acquisition, through its subsidiaries, of the Station Casino Kansas City and Station Casino St. Charles gaming and entertainment facilities, which closing is currently expected to occur on Wednesday, Dec. 20, 2000, subject to the receipt of all gaming and other regulatory approvals and the satisfaction of all other closing conditions. Ameristar Casinos' obligation to accept the Notes for payment is subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated Nov. 20, 2000, including the completion of these acquisition transactions.

        The Tender Offer, previously set to expire at midnight, New York City time, on Monday, Dec. 18, 2000, will now expire at noon, New York City time, on Wednesday, Dec. 20, 2000, unless further extended. Ameristar Casinos has received tenders and consents representing 100% of the aggregate principal amount of Notes.


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TENDER OFFER EXTENSION
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        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The Tender Offer is being made solely by, and remains subject to, the Offer to Purchase and Consent Solicitation Statement dated Nov. 20, 2000.

        This press release contains certain forward-looking statements. These forward-looking statements generally can be identified by the context of the statement or the use of words such as Ameristar Casinos or its management "believes," "anticipates," "intends," "expects, "plans," or words of similar meaning. Similarly, statements that describe Ameristar Casinos' future plans, objectives, strategies or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond the control of Ameristar Casinos, including but not limited to, uncertainties concerning the consummation of the tender offer and the consummation of the acquisition transactions. Accordingly, actual results could differ from those contemplated by the forward-looking statements contained in this press release. Attention is directed to "Item 1. Business -- Risk Factors" in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the fiscal year ended Dec. 31, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources" in the Quarterly Report on Form 10-Q of Ameristar Casinos, Inc. for the fiscal quarter ended Sept. 30, 2000 or a discussion of


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TENDER OFFER EXTENSION
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some of the factors, risks and uncertainties that could affect Ameristar
Casinos' future results.

        Ameristar Casinos, Inc., a publicly traded company (NASDAQ ticker symbol: ASCA) with a strong background in the gaming and hospitality industry dating back to 1954, owns and operates Cactus Pete's Resort Casino and The Horseshu Hotel & Casino in Jackpot, Nev., Ameristar Casino Hotel Vicksburg in Vicksburg, Miss., Ameristar Casino Hotel Council Bluffs in Council Bluffs, Iowa, and The Reserve Hotel Casino in Henderson, Nev. in metropolitan Las Vegas.

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          Visit Ameristar Casinos' Web site at www.ameristarcasinos.com
           (which shall not be deemed to be incorporated in or a part of this press release)